EXHIBIT 4.7

CERTIFICATE OF DESIGNATION

OF

SERIES Z PREFERRED STOCK

OF

TERRA TECH CORP.

Terra Tech Corp. (the "Corporation"), a Nevada corporation, does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating the following series of the Corporation's Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), there is hereby created the following series of Preferred Stock:

8,300 shares shall be designated Series Z Preferred Stock, par value $0.001 per share (the "Series Z Preferred Stock").

The designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions of the Series Z Preferred Stock in addition to those set forth in the Articles of Incorporation shall be as follows:

Section 1. Designation and Amount.The series of Preferred Stock shall be comprised of 8,300 shares and shall be designated "Series Z Convertible Preferred Stock." As used herein, the term "Series Z Preferred Stock" shall refer to shares of the Corporation's Series Z Convertible Preferred Stock, and the term "Common Stock" shall refer to the Corporation's Common Stock. The Corporation shall from time to time in accordance with the laws of the State of Nevada increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series Z Preferred Stock.

Section 2. Liquidation Preference.In any liquidation or winding up of the Corporation, the holders of the Series Z Preferred Stock shall be entitled to receive (a) in preference (but pari passu with the holders of the Corporation's Series B Preferred Stock) to the holders of the Common Stock and the holders of the Corporation's Series Q Preferred Stock, but (b) subordinate in preference to any sum that the holders of the shares of the Corporation's Series A Preferred Stock shall be entitled, an amount equal to $10.00 per share (subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization). After payment of such sums, (i) the holders of the Series Z Preferred Stock, (ii) the holders of the Common Stock, (iii) the holders of the Series B Preferred Stock on an as-converted basis assuming conversion of the Series B Preferred Stock into Common Stock, and (iv) the holders of the Series Q Preferred Stock on an as-converted basis assuming conversion of the Series Q Preferred Stock into Common Stock, shall be entitled to receive any remaining assets of the Corporation on a pro rata, as-converted basis assuming conversion of the Series Z Preferred Stock into Series B Preferred Stock and then into Common Stock, the Series B Preferred Stock into Common Stock, and the Series Q Preferred Stock into Common Stock, all at the then-current conversion rates.

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Section 3. Voting Rights. Except as otherwise expressly provided or required by law, the Series Z Preferred Stock shall vote or act by written consent together with the Common Stock and not as a separate class. Each share of the Series Z Preferred Stock shall have that number of votes equal to one hundred (100) shares of the Common Stock at any special or annual meeting of the stockholders of the Corporation and in any act by written consent in lieu of any special or annual meeting of the stockholders of the Corporation. In the case the Corporation shall at any time subdivide (by any stock split, stock dividend, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of the Common Stock of which are equal in voting power to each share of Series Z Preferred Stock, as in effect immediately prior to such subdivision, shall be proportionately increased.

Section 4. Conversion. The holders of the Series Z Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Mandatory Conversion; Conversion Date.Concurrently with and subject to the Corporation's filing an amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada to increase the number of authorized shares of Series B Preferred Stock to not less than forty-five million (45,000,000) shares of Series B Preferred Stock (the "Conversion Date"), all then-outstanding shares of Series Z Preferred Stock shall automatically convert, without any action required on behalf of the holders thereof, on the Conversion Date into fully paid and non-assessable shares of the Corporation's Series B Preferred Stock at the Conversion Rate (as defined below). The "Conversion" shall be deemed effective as of the Conversion Date.

(b) Conversion Rate.As of the date of filing of this Certificate with the Secretary of State of the State of Nevada, each one share of Series Z Preferred Stock held by that holder shall be initially convertible at the option of the holder into 1,857 shares of the Corporation'sSeries B Preferred Stock (such number of shares of Series B Preferred Stock into which each share of Series Z Preferred Stock is convertible, the initial "Conversion Rate"). For purposes of clarification, the initial Conversion Rate shall be the quotient obtained by dividing (i) 1.00 initially by (ii) 1,857. Such "initial quotient" is 0.000538503. The number of shares of Series B Preferred Stock shall be determined by dividing the number of shares of Series Z Preferred Stock to be converted by 0.000538503. The Conversion Rate shall be subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization as set forth herein. Accordingly, if the Conversion Rate has been adjusted, the then-current Conversion Rate shall be utilized in lieu of 0.000538503.

(c) Mechanics of Exchange of Certificates That Formerly Represented Shares of Series Z Preferred Stock for Certificates That Represent Shares of Series B Preferred Stock.

(1) The Corporation shall, promptly following the Conversion Date, send or cause to be sent a written notice to each holder of Series Z Preferred Stock notifying such holder of the conversion thereof. Within 15 days ofreceiving written notice from the Corporation of the Conversion, the holder shall surrender the certificate or certificates that, immediately prior to the Conversion, represented the Series Z Preferred Stock so converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Series B Preferred Stock shall be issued. The certificate or certificates that, immediately prior to the Conversion, represented the Series Z Preferred Stock so converted shall also be accompanied by a duly executed Conversion Certificate substantially in the form attached hereto as Exhibit A.

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(2) Promptly after surrender of the certificate or certificates that, immediately prior to the Conversion, represented the share or shares of Series Z Preferred Stock so converted, the Corporation shall cause to be issued and delivered to said holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Series B Preferred Stock issuable upon the Conversion of such share or shares of Series Z Preferred Stock. Each certificate issued representing the shares of Series B Preferred Stock issued upon the Conversion shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(d) Fractional Shares. No fractional shares of Series B Preferred Stock shall be issued upon conversion of the Series Z Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall roundthe fraction to the next whole number of shares of Series B Preferred Stock.

(e) Costs. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Series B Preferred Stock upon conversion of any shares of Series Z Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series Z Preferred Stock in respect of which such shares are being issued.

(f) Valid Issuance. All shares of Series B Preferred Stock thatshall be issued upon conversion of shares of Series Z Preferred Stock into shares of Series B Preferred Stock will, upon issuance by the Corporation in accordance with this Certificate of Designation, be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 5. Adjustments to Conversion Rate

(a) Adjustments for Reverse Stock Splits and Combinations.There shall be no adjustment to the Conversion Rate or the number of shares of Series B Preferred Stock issuable upon conversion of the Series Z Preferred Stock with respect to any reverse stock split or combination.

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(b) Adjustments for Forward Stock Splits.If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Series B Preferred Stock (also known as a forward stock split), the Conversion Rate (expressed as a quotient)in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Series B Preferred Stock issuable on conversion of each share of Series Z Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.Any adjustments under this Section 5(b) shall be effective at the close of business on the date the forward stock splitbecomes effective.

(c) Adjustments for Certain Dividends and Distributions.If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Series B Preferred Stock entitled to receive a dividend or other distribution payable in shares of Series B Preferred Stock, then, and in each event, the Conversion Rate (expressed as a quotient) shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Series B Preferred Stock issuable in payment of such dividend or distribution.

(d) Adjustments for Other Dividends and Distributions.If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Series B Preferred Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Series B Preferred Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series Z Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Series B Preferred Stock receivable thereon, the number of securities of the Corporation that they would have received had their Series Z Preferred Stock been converted into Series B Preferred Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date the Series Z Preferred Stock was converted, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d) with respect to the rights of the holders of the Series Z Preferred Stock; provided, however, that, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of Series Z Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Series B Preferred Stock in a number equal to the number of shares of Series B Preferred Stock as they would have received if all outstanding shares of Series Z Preferred Stock had been converted into Series B Preferred Stock on the date of such event or (ii) a dividend or other distribution of shares of Series Z Preferred Stock that are convertible, as of the date of such event, into such number of shares of Series B Preferred Stock as is equal to the number of additional shares of Series B Preferred Stock being issued with respect to each share of Series B Preferred Stock in such dividend or distribution.

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(e) Adjustments for Reclassification, Exchange, and Substitution.If the Series B Preferred Stock issuable upon conversion of the Series Z Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise (other than by way of a forward stock split of shares or stock dividends provided for in Sections 5(b), (c), and (d)), then, and in each event, an appropriate adjustment to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series Z Preferred Stock shall have the right thereafter to convert such share of Series Z Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution, or other change, by holders of the number of shares of Series B Preferred Stock into which such shares of Series Z Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

(f) Adjustment for Reorganizations, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Corporation (other than by way of a forward stock split of shares or stock dividends or distributions provided for in Sections 5(b), (c), and (d), or a reclassification, exchange, or substitution of shares provided for in Section 5(e)), or a merger or consolidation of the Corporation with or into another entity where the holders of the outstanding voting securities prior to such merger or consolidation do not own more than 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Corporation's properties or assets to any other person (each an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series Z Preferred Stock shall have the right thereafter to convert such share of Series Z Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provision of this Section 5(f) with respect to the rights of the holders of the Series Z Preferred Stock after such Organic Change to the end that the provisions of this Section 5(f) (including any adjustment in the Conversion Rate then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series Z Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(g) No Impairment.The Corporation shall not, by amendment of its Articles of Incorporation or this Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to provide the Conversion Rights of the holders of the Series Z Preferred Stock against impairment.In the event a holder shall elect to convert any shares of Series Z Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion shall have been issued or (ii) an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series Z Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such holder in an amount equal to 120% of the liquidation preference amount of the Series Z Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

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(h) Certificates as to Adjustments.Upon occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series Z Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.The Corporation shall, upon written request of the holder of such affected Series Z Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Series B Preferred Stock and the amount, if any, of other securities or property that at the time would be received upon the conversion of a share of such Series Z Preferred Stock.Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of the Conversion Rate in effect immediately prior to such adjustment.

Section 6. Reservation of Stock to be Issued upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock and shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Z Preferred Stock, such number of its shares of Series B Preferred Stock and shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all the then-outstanding shares of Series Z Preferred Stock into Series B Preferred Stock and then into Common Stock. If at any time the number of authorized but unissued shares of Series B Preferred Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of Series Z Preferred Stock or the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of Series B Preferred Stock, then, in addition to all rights, claims, and damages to which the holder of the Series Z Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation shall take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate, or necessary to increase its authorized but unissued shares of Series B Preferred Stock or shares of Common Stock to such number of shares as shall be sufficient for such purpose, as the case may be.

Section 7. Notices.

(a) In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, the Corporation shall mail to each holder of Series Z Preferred Stock at least twenty (20) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such distribution and the amount and character of such distribution.

(b) Any notices required by the provisions hereof to be given to the holders of shares of Series Z Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.

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EXHIBIT A

CONVERSION CERTIFICATE

TERRA TECH CORP.

Series Z Preferred Stock

The undersigned holder (the "Holder") is surrendering to Terra Tech Corp., a Nevada Corporation (the "Corporation"), all of the Holder's certificates that, immediately prior to the Conversion (as defined in the Certificate of Designation of the Series Z Preferred Stock (the "Certificate of Designation")), represented shares of Series Z Preferred Stock of the Corporation (the "Series Z Preferred Stock") in connection with the conversion of all of such Series Z Preferred Stock owned of record and beneficially by the Holder as of the Conversion Date (as defined in the Certificate of Designation) into that number of shares of Series B Preferred Stock of the Corporation, as set forth below.

1.

The Holder understands that the Series Z Preferred Stock was issued by the Corporation pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(a)(2) of the Securities Act or by Rule 506 of Regulation D, promulgated thereunder.

2.

The Holder understands that the exchange of the Series B Preferred Stock for the Series Z Preferred Stock in favor of the Holder upon the Conversion shall be made pursuant to an exemption from registration under the Securities Act.

Number of Shares of Series Z Preferred Stock Being Converted: _____________________________________________________

Number of Shares of Series B Preferred Stock to be Issued:  ________________________________________________________

Conversion Date: __________________________________________

Delivery Instructions for Certificates of Series B Preferred Stock:  ____________________________________________________

Name of Holder, Printed:  __________________________________________________________________________________

Signature of Holder: ______________________________________________________________________________________

Telephone Number of Holder:_______________________________________________________________________________

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series Z Preferred Stock to be duly executed on and as of March 25, 2016.

TERRA TECH CORP.

By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer

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